Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$39,888,370.00	100.00%	$39,888,370.00	$4,631.04(1)

(1)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $30,377.91 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-164694, of which this pricing supplement is a part. After giving effect to the $4,631.04 registration fee for this offering, $25,746.87 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

FINAL TERMS SUPPLEMENT NO. 74 dated April 6, 2011	Filed pursuant to Rule 424(b)(2)
To Product Supplement No. 5 dated July 27, 2010 and	Registration Statement No. 333-164694
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

3,988,837 Units
Strategic Accelerated Redemption Securities®
Linked to the Front Month Corn Futures Contract (C 1),
Due December 2, 2011
$10 principal amount per unit

Eksportfinans ASA

Pricing Date	April 6, 2011
Settlement Date	April 14, 2011
Maturity Date	December 2, 2011
CUSIP No.	28264M673

Strategic Accelerated Redemption Securities®

- A maturity of approximately 7.5 months.
- The Notes will be called if the Front Month Corn Futures Contract on the Observation Date is equal to or increases from the Starting Value.
- If the Notes are called, you will receive a Call Amount of $12.70 per unit, providing a return of 27.00% for the seven and one-half month term (equivalent to 43.20% per annum).
- If the Notes are not called, you will have 1:1 downside exposure to decreases in the Front Month Corn Futures Contract below the Threshold Value with 85% of your investment at risk.
- Payment on the Notes is subject to the credit risk of Eksportfinans.
- No periodic interest payments.
- No listing on any securities exchange.

Market Downside Protection
Enhanced Income
Market Access
Enhanced Return

Enhanced Return

EKSPORT FINANS
NORWAY

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 5 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this terms supplement, page PS-4 of product supplement no. 5 and page S-4 of the prospectus supplement. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, MLPF&S is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.00	$39,888,370.00
Underwriting Discount:(1)	$ 0.10	$ 398,883.70
Proceeds to Eksportfinans ASA Before Expenses:	$ 9.90	$39,489,486.30

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual will be $9.975 and $0.075 per unit, respectively. For additional information, see “Supplemental Plan of Distribution” in product supplement no. 5.

Merrill Lynch & Co.

April 6, 2011

Summary

The Strategic Accelerated Redemption Securities® Linked to the Front Month Corn Futures Contract due December 2, 2011 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes are designed for, but not limited to, investors who anticipate that the Front Month Corn Futures Contract on the Observation Date will be equal to or increase from the Starting Value.

The Notes have only one Observation Date, which will occur approximately seven and one-half months after the Pricing Date. The Notes provide for an automatic call of the Notes if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the Notes are called on the Observation Date, you will receive on the Call Settlement Date an amount per unit (the Call Amount) equal to the $10 Original Offering Price of the Notes plus the Call Premium. The Call Settlement Date for the Observation Date will be the Maturity Date. If your Notes are not called, the amount you receive on the Maturity Date (the Redemption Amount) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage change in the Front Month Corn Futures Contract from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the Observation Date. Investors must be willing to forgo interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on the Observation Date. Investors generally should recognize short-term capital gain or loss upon the sale, exchange or redemption, or at maturity of the Notes, and any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this terms supplement have the meanings set forth in the accompanying product supplement no. 5. References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately 7.5 Months
Market Measure:	The Front Month Corn Futures Contract (the Corn Futures Contract), which is the front-month corn futures contract traded on the Chicago Board of Trade (CBOT) (Bloomberg symbol: C 1 <Cmdty>).
Starting Value:	763.00
Ending Value:	The Observation Level on the Observation Date. If it is determined that the scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event (as defined on page TS-7) occurs on the scheduled Observation Date, the Ending Value will be determined as more fully described on page PS-19 of product supplement no. 5.
Observation Level:	The value of the Corn Futures Contract on the Observation Date.
Observation Date:	November 25, 2011
Call Level:	763.00 (100% of the Starting Value).
Call Amount (per Unit):	$12.70
Call Premium:	27.00% of the Original Offering Price, payable at the seven and one-half month maturity (equivalent to 43.20% per annum).
Call Settlement Date:	The Maturity Date.
Threshold Value:	648.55 (85% of the Starting Value). Accordingly, you will lose up to 85% of your investment (subject to the credit risk of Eksportfinans if the Ending Value is less than 85% of the Starting Value.
Leverage Factor:	100%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S)

Determining Payment on the Notes

Automatic Call Provision:

The Notes will be automatically called in whole, but not in part, on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the Notes are called, you will receive on the Call Settlement Date the Call Amount per unit, which is equal to the $10 Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the Notes are not called on the Observation Date, you will receive the Redemption Amount per unit on the Maturity Date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Hypothetical Payments

Set forth below are four hypothetical examples of payment calculations (rounded to two decimal places) assuming:

1) the Starting Value of 763.00, the closing level of the Corn Futures Contract on April 6, 2011;

2) the Threshold Value of 648.55, or 85% of the Starting Value;

3) the Call Level of 763.00, or 100% of the Starting Value;

4) the term of the Notes from April 14, 2011 to December 2, 2011;

5) the Call Premium of 27.00% of the $10.00 Original Offering Price per unit; and

6) the Observation Date occurring on November 25, 2011.

The Notes are called on the Observation Date

The Observation Level on the Observation Date is equal to or greater than the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the Call Premium.

Example 1
If the hypothetical Observation Level is 924.53, or 121.17% of the Starting Value, the Call Amount per unit will be:

$10.00 plus the Call Premium of $2.70 = $12.70 per Note.

Example 2
If the hypothetical Observation Level is 807.10, or 105.78% of the Starting Value, the Call Amount per unit will be:

$10.00 plus the Call Premium of $2.70 = $12.70 per Note.

Strategic Accelerated Redemption Securities®	TS-3

The Notes are not called on the Observation Date

Example 3

The Notes are not called on the Observation Date and the hypothetical Ending Value of the Market Measure on the Observation Date is less than the Call Level but greater than the Threshold Value. The amount you receive at maturity will be equal to the $10.00 Original Offering Price per Note.

If the hypothetical Ending Value is 740.11, or 97.00% of the Starting Value, the payment at maturity will be:

$10.00 per Note.

Example 4

The Notes are not called on the Observation Date and the hypothetical Ending Value of the Market Measure on the Observation Date is less than the Threshold Value. The amount you receive at maturity will be less, and possibly significantly less, than the $10.00 Original Offering Price per Note.

If the hypothetical Ending Value is 597.12, or 78.26% of the Starting Value, the payment at maturity will be:

Strategic Accelerated Redemption Securities®	TS-4

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Observation Level (or Ending Value) on the Observation Date and the term of your investment.

Summary of the Hypothetical Examples

	Example 1	Example 2
Notes Are Called on the Observation Date

Starting Value	763.00	763.00

Call Level	763.00	763.00

Hypothetical Observation Level on the Observation Date	924.53	807.10

Hypothetical Return of the Market Measure	21.17%	5.78%

Hypothetical Return of the Notes	27.00%	27.00%

Call Amount per Unit	$12.70	$12.70

Notes Are Not Called on the Observation Date	Example 3	Example 4

Starting Value	763.00	763.00

Hypothetical Ending Value	740.11	597.12

Threshold Value	648.55	648.55

Is the Hypothetical Ending Value less than the Threshold Value	No	Yes

Hypothetical Return of the Market Measure	-3.00%	-21.74%

Hypothetical Return of the Notes	0.00%	-6.74%

Redemption Amount per Unit	$10.00	$9.33

Strategic Accelerated Redemption Securities®	TS-5

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section beginning on page PS-4 of product supplement no. 5 and “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section beginning on page S-6 of the prospectus supplement identified below under “Additional Terms of the Notes” as well as the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

  If your Notes are not called, your investment may result in a loss, which could be substantial.

  Your return, if any, is limited to the return represented by the Call Premium and may not reflect the return on a direct investment in corn, as measured by the Corn Futures Contract.

  Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

  You must rely on your own evaluation of the merits of an investment linked to the Corn Futures Contract.

  In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date. MLPF&S is not obligated to make a market for, or to repurchase, the Notes.

  Ownership of the Notes will not entitle you to any rights with respect to corn or any related futures contracts.

  Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

  Trading in corn can be volatile based on a number of factors that we cannot control.

  Suspensions or disruptions of market trading in corn and related futures markets may adversely affect the value of the Notes.

  Trading in the Notes has not been approved by the United States Commodity Futures Trading Commission under the United States Commodity Exchange Act, as amended.

  Trading in corn and related futures by MLPF&S and its affiliates may affect your return on the Notes.

  Hedging transactions may affect the return of the Notes.

  Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” beginning on page PS-29 of product supplement no. 5).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

Additional Risk Factors

The price of corn is primarily affected by the global demand for and supply of corn.

The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the Corn Futures Contract and, therefore, the value of the Notes.

The price movements in the Front Month Corn Futures Contract may not correlate with changes in corn’s spot price.

The Front Month Corn Futures Contract is a futures contract for corn that trades on CBOT. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

Strategic Accelerated Redemption Securities®	TS-6

The market value of the Notes may be affected by price movements in distant-delivery futures contracts associated with the Front Month Corn Futures Contract.

The price movements in the Front Month Corn Futures Contract may not be reflected in the market value of the Notes. If you are able to sell your Notes, the price you receive could be affected by changes in the values of futures contracts on corn or similar underlying commodities that have more distant delivery dates than the spot price. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Front Month Corn Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the Notes.

Investor Considerations

You may wish to consider an investment in the Notes if:

  You anticipate that the value of the Corn Futures Contract will be equal to or greater than the Call Level on the Observation Date and you seek a return at maturity equal to the Call Premium.

  You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Corn Futures Contract from the Starting Value to the Observation Level.

  You accept that the Notes may not be called, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.

  You accept that your investment may result in a loss, which could be significant, if the value of the Corn Futures Contract decreases below the Threshold Value on the Observation Date.

  You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

  You want exposure to the Corn Futures Contract with no expectation of the benefits of owning corn or any related futures contract.

  You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

  You are willing to make an investment, the payments on which depend in part on our creditworthiness, as the issuer of the Notes.

The Notes may not be an appropriate investment for you if:

  You anticipate that the value of the Corn Futures Contract will decrease from the Starting Value to the Ending Value.

  You anticipate that the Observation Level will not be equal to or greater than the Call Level on the Observation Date.

  You seek a return on your investment that will not be capped at the Call Premium.

  You are seeking 100% principal protection or preservation of capital.

  You seek interest payments or other current income on your investment.

  You seek an investment that provides you with the benefits of owning corn or any related futures contract.

  You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

  You are not willing or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Other Terms of the Notes

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the CBOT or any successor exchange or market.

The following definitions supersede and replace the definition of “Market Disruption Event” set forth on page PS-18 of product supplement no. 5.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A) the suspension of or material limitation on trading in corn, or futures contracts or options related to corn, on the Relevant Market (as defined below);

(B) the failure of trading to commence, permanent discontinuance of trading, or a discontinuance of trading at or within 15 minutes of the close, in corn, or futures contracts or options related to corn, on the Relevant Market;

(C) the failure of the CBOT (as defined above) to calculate or publish the official settlement price of corn for that day (or the information necessary for determining the official settlement prices); or

(D) any other event which the calculation agent determines, in its sole discretion, materially interferes with its ability or the ability of any of its affiliates to unwind all or a material portion of a hedge that the calculation agent or its affiliates have effected or may effect in connection with the Notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the CBOT in the Relevant Market under ordinary circumstances.

Strategic Accelerated Redemption Securities®	TS-7

Relevant Market

“Relevant Market” means the market in Chicago on which members of the CBOT, or any successor thereto, quote prices for the buying and selling of corn, or if such market is no longer the principal trading market for corn or options or futures contracts for corn, such other exchange or principal trading market for corn as determined in good faith by the Calculation Agent which serves as the source of prices for corn, and any principal exchanges where options or futures contracts on corn are traded.

Other Provisions

We will deliver the Notes against payment therefore in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering and will receive underwriting compensation from Eksportfinans. MLPF&S may offer the Notes to dealers and/or selling agents, including affiliates that are dealers, at that price less a concession not in excess of the underwriting discount set forth on the cover of this terms supplement. If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices.

Strategic Accelerated Redemption Securities®	TS-8

Front Month Corn Futures Contract

We have derived all information regarding the Corn Futures Contract and the CBOT from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, CBOT. The consequences of CBOT discontinuing trading in the Corn Futures Contract are discussed in the section of product supplement no. 5 beginning on page PS-24 entitled “Discontinuance of a Non-Exchange Traded Fund Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Corn Futures Contract.

The Corn Futures Contract is the front-month corn futures contract traded on CBOT. The Corn Futures Contract trades in units of 5,000 bushels of No. 2 yellow corn at par, No. 1 yellow corn at 1½ cents per bushel over contract price, or No. 3 yellow corn at 1½ cents per bushel under contract price. Every delivery of corn may be made up of the authorized grades for shipment from eligible regular facilities provided that no lot delivered may contain less than 5,000 bushels of any one grade from any one shipping station. The Corn Futures Contract is published by Bloomberg under the symbol C 1 <Cmdty>.

The following summarizes selected specifications relating to the Corn Futures Contract:

Price Quotation: cents per bushel.

Minimum Daily Price Fluctuation (Tick Size): ¼ of one cent per bushel.

Maximum Daily Price Fluctuation: CBOT rules provide for daily price fluctuation limits for the Corn Futures Contract of $0.30 per bushel above or below the previous day's settlement price, expressed in cents per bushel. The daily price fluctuation is expanded to $0.45 for two days and $0.70 for three days or more, when the market closes at limit bid or limit offer. There shall be no price limit on the current month contract on or after the second business day preceding the first day of the delivery month.

The Component Value of the Corn Futures Contract on any trading day will be the official settlement price of the front-month corn futures contract on CBOT, expressed in cents per bushel, as determined by CBOT.

Historical Data

The following graph sets forth the monthly historical performance of the settlement price of the Corn Futures Contract in the period from December 2005 through March 2011. This historical data on the settlement price of the Corn Futures Contract is not necessarily indicative of the future performance of the settlement price of the Corn Futures Contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the Corn Futures Contract during any period set forth below is not an indication that the settlement price of the Corn Futures Contract is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the settlement price of the Corn Futures Contract was 763.00 cents per bushel.

Strategic Accelerated Redemption Securities®	TS-9

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

  In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. Accordingly, you should not be required to accrue any income during the term of the Notes.

  Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes should be treated as a capital gain while any loss should be treated as a capital loss. This capital gain or loss should be short-term capital gain or loss.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 5, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 5, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be short-term capital gain or loss.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. Holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the Notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the Notes. On December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section beginning on page PS-29 of the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Strategic Accelerated Redemption Securities®	TS-10

Additional Terms

You should read this terms supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

  Product supplement no. 5 dated July 27, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000089109210003011/e39484_424b2.htm

  Prospectus supplement and prospectus dated February 4, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a product supplement, prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-11